Exhibit 5.1

September 13, 2024

TSS, Inc.

110 E. Old Settlers Blvd.

Round Rock, Texas 78664

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to TSS, Inc., a Delaware corporation (the “Company”),  in connection with the registration statement (the “Registration Statement”) on Form S-8 filed today by the Company with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended (the “Securities Act”) 2,250,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), which may be issued from time to time under that certain Award Agreement, dated January 27, 2018, between the Company and Kieran Brennan; that certain Award Agreement, dated November 2, 2022, between the Company and Darryll Dewan; that certain Award Agreement, dated November 14, 2022, between the Company and Todd Marrott; and that certain Award Agreement, dated June 7, 2024, between the Company and Daniel Chism (collectively, the “Award Agreements”), pursuant to the Company’s Registration Statement on Form S‑8 (the “Registration Statement”).

We have examined the Registration Statement and such corporate records, certificates, and documents as we deemed necessary for the purpose of this opinion. Based on that examination, it is our opinion that the shares of the Common Stock being registered pursuant to the Registration Statement (the “Shares”), when issued in accordance with the terms and conditions of the Award Agreements, will be legally issued, fully paid, and non-assessable.

In giving our opinion, we are assuming that, at the time of issuance of the Shares, the Company will have a sufficient number of authorized but unissued shares of the Common Stock for the issuance. We are also assuming that issuance of the Shares will not conflict with or violate any provisions of the certificate of incorporation of the Company in effect at the time of issuance.

Our opinion expressed herein is limited to the General Corporation Law of the State of Delaware. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Registration Statement as Exhibit 5 thereto. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By: /s/ Christopher R. Johnson

Principal